Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

December 11, 2014

Mattress Firm Holding Corp.

5815 Gulf Freeway,

Houston, Texas 77023

Re:          Registration Statement on Form S-3 filed on July 14, 2014 (Registration No. 333-197410)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) and the base prospectus dated July 14, 2014 (the “Base Prospectus”) and prospectus supplement dated December 11, 2014 (together with the Base Prospectus, the “Prospectus”) to be filed with the Securities and Exchange Commission by Mattress Firm Holding Corp., a Delaware corporation (the “Company”), pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Act”).  The Prospectus relates to the offering (the “Offering”) of up to 2,512,899 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company by certain stockholders of the Company, which Shares are covered by the Registration Statement.

We have acted as counsel for the Company in connection with the Offering.  For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, and are fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP